UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 23, 2014

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2014, IMAX Corporation (the “Company”) came to agreement with Robert D. Lister, the Company’s Chief Legal Officer and Chief Business Development Officer, with respect to the key terms of his continued employment with the Company effective January 1, 2014. Mr. Lister’s prior employment arrangement was to terminate on January 10, 2014. Under the terms of his new arrangement, Mr. Lister’s employment has been extended for four years through December 31, 2017. Pursuant to the new arrangement, Mr. Lister’s annual salary will be increased as follows: (i) $625,000 for 2014; (ii) $650,000 for 2015; (iii) $675,000 for 2016; and (iv) $700,000 for 2017. Mr. Lister’s target bonus will be 60% of his base salary.

In addition, Mr. Lister will receive four annual equity grants valued at $1.4 million per annum. The 2014 equity grant will be comprised of 50% stock options and 50% restricted share units (“RSUs”). The 2015 equity grant will be comprised of 40% stock options and 60% RSUs. The 2016 equity grant will be comprised of 33% stock options and 67% RSUs. The 2017 equity grant will be comprised of 25% stock options and 75% RSUs. All stock options and RSUs granted to Mr. Lister will vest in equal installments over four years. The 2014 stock options and RSUs will be granted by the Company as soon as possible after the lifting of the Company’s annual earnings blackout period. In the event Mr. Lister is terminated after a change in control of the Company and the total value of vested stock options and RSUs is less than $5.6 million upon such termination, Mr. Lister will receive a lump sum cash payment in an amount equal to such shortfall.

Also, under the terms of the new arrangement, for the purposes of calculating Mr. Lister’s severance entitlement and triggering the acceleration of equity vesting upon a termination in connection with a change of control, a resignation by Mr. Lister in the event Richard Gelfond ceases to the be the Chief Executive Officer of IMAX will no longer be considered a termination without cause.

Others terms shall be substantially the same as under Mr. Lister’s prior employment agreement. A long form agreement memorializing the terms of Mr. Lister’s new employment arrangement will be entered into by the Company and Mr. Lister in 2014.

On January 23, 2014, the Company also came to an agreement with Andrew Cripps, the Company’s Executive Vice President IMAX & President, Europe, Middle East and Africa (“EMEA”) IMAX International Sales Corporation, with respect to the key terms of his continued employment with the Company effective February 28, 2014. Mr. Cripps’ prior arrangement will terminate on February 27, 2014. Under the terms of his new arrangement, Mr. Cripps’ annual salary is £500,000 (British Pounds). Mr. Cripps’ annual salary will be reviewed in connection with the Company’s annual performance review process beginning in 2015. Mr. Cripps is entitled to participate in the Management Bonus Plan and to receive a target annual bonus of 70% his base salary. The bonus is granted at the discretion of the Company’s Board of Directors and is based equally on Mr. Cripps’ performance and Company performance.

In addition, in connection with annual equity grants to employees in the first quarter of 2014, Mr. Cripps will receive a grant of RSUs valued at $65,000. The 2014 RSUs will vest as follows: (i) 20% on December 31, 2014; (ii) 25% on December 31, 2015; (iii) 25% on December 31, 2016; and (iv) 30% on December 31, 2017. In connection with annual equity grants to employees in the first quarter of 2015, Mr. Cripps will receive a grant of RSUs valued at $75,000. The 2015 RSUs will vest as follows: (i) 20% on December 31, 2015; (ii) 25% on December 31, 2016; (iii) 25% on December 31, 2017; and (iv) 30% on December 31, 2018. Beginning in 2016, Mr. Cripps will be eligible to receive equity grants in connection with the annual equity grants to employees.

In the event of a termination of Mr. Cripps without cause, Mr. Cripps will receive working notice or pay in lieu of notice equal to the sum of: (i) six months base salary and benefits; and (ii) one month base salary and benefits for every year service beginning in 2014 up to a maximum of six years. Mr. Cripps will be required to provide 6 months’ notice of his resignation.

Others terms shall be substantially the same as under Mr. Cripps’ prior employment agreement. A long form agreement memorializing the terms of Mr. Cripps’ new employment arrangement will be entered into by the Company and Mr. Cripps in 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: January 23, 2014	By:	/s/ Joe Sparacio
	Name:	Joseph Sparacio
	Title:	Executive Vice President and Chief Financial Officer

	By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Chief Administrative Officer & Corporate Secretary